As filed with the Securities and Exchange Commission on July 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	27-1041563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Cushing

Irvine, California 92618

(949) 409-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitchell Levine

Chief Financial Officer

Oncocyte Corporation

15 Cushing

Irvine, California 92618

(949) 409-7600

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kandace Watson, Esq.

Nazia J. Khan, Esq.

Shane Killeen, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 100

San Diego, CA 92130

Tel: (858) 720-8900

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share(3)		Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, no par value	9,436,465	$5.42	(2)	$51,145,640.30	$5,579.99

(1)	The Registrant is hereby registering 9,436,465 shares of its common stock for resale comprised of: (i) 1,630,229 shares of its common stock beneficially owned by certain selling shareholders named in the prospectus; (ii) 7,213,089 shares (“Earnout Shares”) of its common stock that may become issuable to certain selling shareholders named in the prospectus as earnout payments pursuant to the terms of an amended and restated Agreement and Plan of Merger, as described in the prospectus, contingent upon the achievement of milestones specified therein and whether the Registrant elects to pay all or a portion of the earnout payments to the selling shareholders in shares of its common stock; and (iii) 593,147 shares (“Restructured Shares”) of its common stock that may become issuable to certain selling shareholders named in this prospectus as payments for restructured liabilities incurred by Chronix Biomedical, Inc. pursuant to the terms of agreements between the Registrant and such selling shareholders contingent upon whether the Registrant elects to pay all or a portion of the restructured liabilities to the selling shareholders in shares of its common stock. The Registrant calculated the number of Earnout Shares based on the assumption that the maximum number of shares of the Registrant’s common stock that remains available for issuance pursuant to the amended and restated Agreement and Plan of Merger may be issued as earnout payments. The actual number of Earnout Shares issued to the selling shareholders as earnout payments, if any, could be materially less than 7,213,089 shares of common stock depending on (a) whether and to what extent the applicable future milestones are achieved, (b) the amount of offsets for certain liabilities of the acquired company, Chronix Biomedical, Inc., (c) whether the Registrant elects to pay all or a portion of the earnout payments to certain of the selling shareholders in shares of its common stock, and (d) the actual closing price of the Registrant’s common stock on the trading day immediately preceding the date upon which the Registrant publicly announces that a milestone has been satisfied. Similarly, the actual number of Restructured Shares issued to the selling shareholders as payments for restructured liabilities, if any, could be materially less than 593,147 shares of common stock depending on whether the Registrant elects to pay all or a portion of the restructured liabilities to certain of the selling shareholders named in this prospectus in shares of its common stock. As such, the Registrant will not issue all of the 9,436,465 shares of its common stock registered for resale in the registration statement. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), using the average of the high and low prices as reported on The Nasdaq Global Market on July 8, 2021.

(3)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock as may become issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. The selling shareholders may not sell these securities pursuant to this registration statement until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 14, 2021

9,436,465 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time of up to 9,436,465 shares (“Resale Shares”) of common stock of Oncocyte Corporation (“Company” or “Oncocyte”) by the selling shareholders named in this prospectus. The Resale Shares consist of (i) 1,630,229 shares of Oncocyte common stock beneficially owned by certain selling shareholders; (ii) 7,213,089 shares (“Earnout Shares”) of Oncocyte common stock that may become issuable to certain selling shareholders as earnout payments pursuant to the terms of a Merger Agreement (as defined herein) described in this prospectus, contingent upon the achievement of milestones specified in the Merger Agreement and whether Oncocyte elects to pay all or a portion of the earnout payments to certain selling shareholders in shares of Oncocyte common stock; and (iii) 593,147 shares (“Restructured Shares”) of Oncocyte common stock that may become issuable to certain named selling shareholders as payments for restructured liabilities incurred by Chronix Biomedical, Inc. pursuant to the terms of agreements between Oncocyte and such selling shareholders contingent upon whether Oncocyte elects to pay all of a portion of the payments to the selling shareholder in shares of its common stock. We calculated the number of Earnout Shares based on the assumption that the maximum number of shares of our common stock that remains available for issuance pursuant to the Merger Agreement may be issued as earnout payments. The actual number of Earnout Shares issued to those selling shareholders as earnout payments, if any, could be materially less than 7,213,089 shares of common stock depending on (a) whether and to what extent the applicable future milestones are achieved, (b) the amount of offsets for certain liabilities of Chronix Biomedical, Inc., (c) whether we elect to pay all or a portion of the earnout payments to those selling shareholders in shares of our common stock, and (d) the actual closing price of our common stock on the trading day immediately preceding the date upon which we publicly announce that a milestone has been satisfied. Likewise, the actual number of Restructured Shares issued to the selling shareholders as payments for restructured liabilities, if any, could be materially less than 593,147 shares of common stock depending on whether Oncocyte elects to pay all or a portion of the restructured liabilities to certain of the selling shareholders in shares of its common stock. As such, Oncocyte will not issue all of the 9,436,465 shares of its common stock registered for resale in the registration statement. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved.

We will pay the expenses of registering the Resale Shares; however, we will not receive any of the proceeds from the sale of the Resale Shares.

The selling shareholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Resale Shares on behalf of the selling shareholders, however, does not necessarily mean that any of the selling shareholders will offer or sell their Resale Shares under this registration statement or at any time in the near future.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the Resale Shares offered by this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol “OCX.” The last reported sale price of our common stock on The Nasdaq Global Market on July 13, 2021, was $5.73 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 4, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus and any applicable prospectus supplement.

Overview

We are a molecular diagnostics company focused on developing and commercializing proprietary laboratory-developed tests, or LDTs, to serve unmet medical needs across the cancer care continuum. Our mission is to provide actionable information to physicians and patients at critical decision points to optimize diagnosis and treatment decisions, improve patient outcomes, and reduce overall cost of care. We have prioritized lung cancer as our first indication. Lung cancer remains the leading cause of cancer death in the United States, despite the availability of molecular testing and novel therapies to treat patients.

Our first commercial diagnostic test is a proprietary treatment stratification test called DetermaRx™ that identifies which patients with early stage non-small cell lung cancer may benefit from chemotherapy, resulting in a significantly higher, five-year survival rate. We are also developing multi-gene molecular, laboratory-developed diagnostic tests that we have branded as DetermaIO™. DetermaIO™ is a proprietary gene expression assay with promising data supporting its potential to help identify patients likely to respond to checkpoint inhibitor drugs. This new class of drugs modulates the immune response and shows activity in multiple solid tumor types including non-small cell lung cancer, and triple negative breast cancer. DetermaIO™ is presently available for research use but one of our goals is to complete development of that assay and to make it available for clinical use later this year. We also perform assay development and clinical testing services for pharmaceutical and biotechnology companies.

We recently added to our diagnostic test pipeline DetermaCNI™, a patented, blood-based test for immunotherapy monitoring. DetermaCNI was developed by Chronix Biomedical, Inc., which we acquired through a merger in April 2021. We plan to make the DetermaCNI monitor test available initially as a research tool.

Other tests in our development pipeline include DetermaTx™, a test that we are targeting for commercial launch later this year and that is intended to compliment DetermaIO™ by assessing the mutational status of a tumor to help identify the appropriate targeted therapy. We also plan to initiate the development of DetermaMx™ as a blood based test to monitor cancer patients for recurrence of their disease.

Corporate Information

We were incorporated in 2009 in the state of California. Our principal executive offices are located at 15 Cushing, Irvine, California 92618. Our telephone number is (949) 409-7600. Our website is www.oncocyte.com. Information contained on, or that can be accessed through, our website, is not, and shall not be deemed to be, incorporated in this prospectus supplement or considered a part thereof.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before deciding whether to purchase our common stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (“SEC”). Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock.

We are an emerging growth company and a smaller reporting company under U.S. securities laws and may take advantage of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors.

We are an emerging growth company and smaller reporting company and may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to public companies that are not emerging growth companies and/or smaller reporting companies including, but not limited to:

●	not being required to comply with the auditor attestation requirements regarding internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements;

●	exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved;

●	exemption from the requirement to provide pay for performance disclosure; and

●	exemption from the requirement to provide compensation ratio disclosure.

Moreover, we also are eligible under the Jumpstart Our Business Startups Act of 2012 for an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or supplements to the auditor’s report providing additional information about the audit and the financial statements. We may take advantage of these reporting exemptions until we no longer are an emerging growth company. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”); (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. Even after we no longer qualify as an emerging growth company, we may still continue to qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from the disclosure requirements described above, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and being subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

A sale of a substantial number of shares of common stock by the selling shareholders may cause the price of our common stock to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The price of our stock may rise and fall rapidly.

The market price of our common stock, like that of the shares of many biotechnology companies, may be highly volatile. The price of our common stock may rise or fall rapidly as a result of a number of factors, including:

●	sales or potential sales of substantial amounts of our common stock;
●	results of or delays in preclinical testing or clinical trials of our diagnostic test candidates;

●	announcements about us or about our competitors, including clinical trial results, regulatory approvals, new diagnostic test introductions and commercial results;
●	the cost of our development programs;
●	the success of competitive diagnostic tests or technologies;
●	litigation and other developments relating to our intellectual property or other proprietary rights or those of our competitors;
●	conditions in the diagnostic, pharmaceutical or biotechnology industries;
●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
●	variations in our financial results or those of companies that are perceived to be similar to us, including the failure of our earnings to meet analysts’ expectations;
●	general economic, industry and market conditions;
●	changes in payer coverage and/or reimbursement; and
●	impacts of the COVID-19 pandemic.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have been experiencing extreme price and volume fluctuations, which have affected the market price of the equity securities without regard to the operating performance of the issuing companies. Broad market fluctuations, as well as industry factors and general economic and political conditions, may adversely affect the market price of our common stock.

We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders pursuant to this prospectus.

We are registering the Resale Shares that were, or may be, issued by us to the selling shareholders to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Resale Shares.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include, among other things, statements about:

●	the timing and potential achievement of future milestones;
●	the timing and our ability to obtain and maintain coverage and reimbursements from the Centers for Medicare and Medicaid Services and other third-party payers;
●	our plans to pursue research and development of diagnostic test candidates;
●	the potential commercialization of our diagnostic tests currently in development;
●	the timing and success of future clinical trials and the period during which the results of the clinical trials will become available;
●	the potential receipt of revenue from future sales of our diagnostic tests or tests in development;
●	our assumptions regarding obtaining reimbursement and reimbursement rates;
●	our estimates regarding future orders of tests and our ability to perform a projected number of tests;
●	our estimates and assumptions around patient populations, market size and price points for reimbursement for our diagnostic tests;
●	our estimates regarding future revenues and operating expenses, and future capital requirements;
●	our intellectual property position;

●	the impact of the COVID-19 pandemic on our operations and demand for our diagnostic tests and pharma services;
●	our ability to expand our operations in the United States and abroad;
●	the impact of government laws and regulations; and
●	our competitive position.

We caution our shareholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results to differ from those projected include, but are not limited to, the risk factors set forth herein under the title “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, and elsewhere in the documents incorporated by reference into this prospectus and any applicable prospectus supplement.

You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus and any applicable prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus and any applicable prospectus supplement. Unless required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus and any applicable prospectus supplement or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The net proceeds from any disposition of the Resale Shares covered hereby will be received by the selling shareholders. We will not receive any of the proceeds from any such Resale Shares offered by this prospectus.

SELLING SHAREHOLDERS

This prospectus relates to the offering of up to 9,436,465 shares of our common stock issued or to be issued to the selling shareholders named herein in connection with our acquisitions of Razor Genomics, Inc. (“Razor”) and Chronix Biomedical, Inc. (“Chronix”) in the first half of 2021.

Resale Shares Issued in Connection with our Acquisition of Razor

We issued 982,318 of the Resale Shares (“Razor Resale Shares”) to certain selling shareholders on or about February 24, 2021 pursuant to a Subscription and Stock Purchase Agreement, dated September 4, 2019 (“Razor Purchase Agreement”), by and among Oncocyte, Encore Clinical, Inc. (“Encore”), and Razor, and pursuant to certain Minority Holder Stock Purchase Agreements of like tenor with the shareholders of Razor other than Encore (“Minority Purchase Agreements”). As a result of the acquisition, Razor is now a wholly-owned subsidiary of Oncocyte. The Razor Resale Shares were issued to the former shareholders of Razor without registration under the Securities Act in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Resale Shares Issued and Issuable in Connection with our Acquisition of Chronix

In connection with our acquisition of Chronix pursuant to the Amended and Restated Agreement and Plan of Merger (“Merger Agreement”), dated as of April 15, 2021 (“Closing Date”), by and among the Company, CNI Monitor Sub, Inc., Chronix, the shareholders party thereto and David MacKenzie as the equityholder representative, we delivered 647,911 shares of our common stock (“Chronix Closing Shares”) as of the Closing Date to certain selling shareholders pursuant to the Merger Agreement. We may also issue up to 7,213,089 Earnout Shares that may become issuable to certain selling shareholders as earnout payments pursuant to the terms of the Merger Agreement contingent upon the achievement of milestones specified in the Merger Agreement and/or up to 593,147 Restructured Shares that may become issuable to certain named selling shareholders as payments for restructured liabilities incurred by Chronix pursuant to the terms of agreements between us and such selling shareholders contingent upon whether we elect to pay all of a portion of the payments to the selling shareholder in shares of our common stock. However, pursuant to the Merger Agreement, we cannot issue all 7,213,089 Earnout Shares and all 593,147 Restructured Shares because the maximum number of our shares of common stock issuable under the Merger Agreement is 7,861,000 which is inclusive of the Chronix Closing Shares we have already issued. Nonetheless, we have included the maximum number of Earnout Shares and Restructured Shares in the total Resale Shares registered for resale pursuant to this prospectus because we have not yet determined the actual number of Earnout Shares and/or Restructured Shares we will issue in lieu of cash if the milestones set forth in the Merger Agreement are achieved. The shares issued pursuant to the Merger Agreement were or will be issued without registration under the Securities Act in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder to persons reasonably believed to be “accredited investors” as defined in Rule 501 under the Securities Act, or pursuant to Regulation S under the Securities Act to non-U.S. persons located outside the United States.

The Earnout Shares have not been earned and have not been issued as of the date of this prospectus. The Merger Agreement provides for earnout payments of up to $14 million upon the achievement of certain milestones set forth therein, subject to offset for certain liabilities of Chronix. For purposes of this prospectus, we have calculated the number of Earnout Shares based on the assumption that the maximum number of shares of our common stock that remains available for issuance pursuant to the Merger Agreement may be issued as earnout payments. The actual number of Earnout Shares issued to the selling shareholders as earnout payments, if any, could be materially less than 7,213,089 shares of common stock depending on (a) whether and to what extent the applicable future milestones are achieved, (b) the amount of offsets for certain liabilities of Chronix, (c) whether we elect to pay all or a portion of the earnout payments to the selling shareholders in shares of our common stock, and (d) the actual closing price of our common stock on the trading day immediately preceding the date upon which we publicly announce that a milestone has been satisfied. Similarly, the Restructured Shares have not been issued as of the date of this prospectus, and the actual number of Restructured Shares issued to the selling shareholders as payments for restructured liabilities, if any, could be materially less than 593,147 shares of common stock depending on whether we elect to pay all or a portion of the restructured liabilities to certain of the selling shareholders in shares of our common stock. As such, we will not issue all of the 9,436,465 shares of our common stock registered for resale pursuant to this prospectus. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved or the future market price of our common stock.

Certain Information Concerning the Selling Shareholders

The following table sets forth, based on information provided to us by or on behalf of the selling shareholders or known to us, the names of the selling shareholders, the nature of any position, office or other material relationship, if any, which the selling shareholders have had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling shareholders before and after this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as otherwise set forth herein, none of the selling shareholders are a broker-dealer or an affiliate of a broker-dealer.

For each selling shareholder listed on the table, we have calculated the maximum number of Resale Shares that could potentially become saleable by such selling shareholder pursuant to this prospectus if such selling shareholder were to receive the maximum number of Earnout Shares and Restructured Shares issuable to such selling shareholder under the Merger Agreement. When those individual amounts are aggregated, it suggests that the total number of Resale Shares saleable pursuant to this prospectus is 9,436,465. However, the total number of Resale Shares saleable pursuant to this prospectus will not exceed an aggregate of 8,843,318 shares because if any of the 593,147 Restructured Shares are issued to some of the selling shareholders then the same number of Earnout Shares will be deducted from other selling shareholders, who may receive cash in lieu of shares, because the maximum number of our shares we can issue under the Merger Agreement cannot exceed 7,861,000 shares. We have already issued the Chronix Closing Shares under the Merger Agreement, and we can only issue up to 7,213,089 additional shares as Earnout Shares and/or Restructured Shares under the Merger Agreement.

For purposes of calculating the number of Resale Shares saleable pursuant to this prospectus, we have assumed that all of the Resale Shares issued or issuable to the selling shareholders covered by this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. However, because the selling shareholders can offer all, some, or none of their Resale Shares, no definitive estimate can be given as to the number of Resale Shares that the selling shareholders will ultimately offer or sell under this prospectus or the number of Resale Shares that will be held by the selling shareholders upon termination of this offering.

	Beneficial Ownership of Common Stock Prior to the Offering		Common Stock Saleable Pursuant		Beneficial Ownership of Common Stock After the Offering (1)
	Number of	Percent of	to This		Number of	Percent of
Name of Selling Shareholder[1]	Shares	Class (2)	Prospectus		Shares	Class (2)
A. MIGUEZ & C. PARADA	0	0%	13,086	(3)	0	0%

ADAMS FAMILY TRUST (4)	0	0%	4,139	(5)	0	0%

ADV MED HOLDING (6)	4,773	*	146,487	(7)	0	0%

ALEJANDRO PODGAEZKY	0	0%	10,067	(8)	0	0%

ALEKSANDER WITOLD WIERCINSKI	2,281	*	98,201	(9)	0	0%

ALLEN FINCH	477	*	4,582	(10)	0	0%

AMY S. ULLMAN	7,777	*	49,166	(11)	0	0%

ANDREW BENSON	1,166	*	11,197	(12)	0	0%

ANISUZ CHOWDHURY	0	0%	13,086	(13)	0	0%

ANNA METAXATOU	0	0%	10,067	(14)	0	0%

ANTONIO FERREIRO	0	0%	18,120	(15)	0	0%

ARTHUR RODERICK MACKENZIE	0	0%	17,916	(16)	0	0%

ASPAROUH ALEXANDROV	0		0%	6,040	(17)	0	0%

BEATRIZ ENCINAS	0		0%	10,067	(18)	0	0%

BEAUFORT NOMINEES LTD (19)	0		0%	25,167	(20)	0	0%

BEHEKO CORP. LTD (21)	4,773		*	394,036	(22)	0	0%

BENALMEDA FOUNDATION (23)	1,194		*	11,464	(24)	0	0%

BOUSTEAD COMPANY LIMITED (25)	61,805		*	61,805	(26)	0	0%

BOUSTEAD SECURITIES LLC (27)	131,630		*	193,380	(28)	0	0%

BYZANTINE PARTNERS (29)	10,249		*	261,520	(30)	0	0%

CARLOS JUNCO & ROSA MARIA RENEDO	0		0%	8,053	(31)	0	0%

CHARLES SPENCER-SMITH	0		0%	10,067	(32)	0	0%

CHARLOTTE MARIE KEATING, AS ADMINISTRATOR OF VICTOR MORRISH’S ESTATE	18,643		*	178,958	(33)	0	0%

CLARA BASILE LIVING TRUST DTD 5/24/06 (34)	2,386		*	43,611	(35)	0	0%

CONSTANCE WOLF LIVING TRUST (36)	1,193		*	11,455	(37)	0	0%

CORIL HOLDINGS LTD (38)	0		0%	42,025	(39)	0	0%

CRICKLADE INVESTMENTS LTD. (40)	4,833		*	46,394	(41)	0	0%

DANAE PAPASTAMATI & ELLI KINATOU	0		0%	5,033	(42)	0	0%

DANIEL B. DEBRA	0		0%	21,252	(43)	0	0%

DAVID R. MACKENZIE	82,669	(44)	*	17,916	(45)	82,669	*

DEBORAH CAROL COOPER	0		0%	2,069	(46)	0	0%

DISRUPTIVE VENTURES INC. (47)	0		0%	17,916	(48)	0	0%

DONALD L. MACKENZIE	0		0%	17,916	(49)	0	0%

DOROTA LANGE-SOCHA	4,897		*	47,012	(50)	0	0%

DR. GERD BOHMER	1,450		*	13,922	(51)	0	0%

DR. HELMUT WAGNER	13,266		*	379,015	(52)	0	0%

DR. JAMAL Y.A. ALTARKAIT	0		0%	29,632	(53)	0	0%

DR. MED CLAUDIA STOLTE	1,450		*	13,922	(54)	0	0%

DR. RALF GLAUBITZ (55)	13,297		*	127,647	(56)	0	0%

ELLEN ULLMAN	4,365		*	49,859	(57)	0	0%

EMERSON STREET VENTURES (58)	51,806		*	194,506	(59)	0	0%

EMILIO MARTINEZ	0		0%	7,550	(60)	0	0%

ENERCHIEVE VENTURES LIMITED (61)	27,213		*	261,229	(62)	0	0%

FIRST NATIONAL VENTURE CAPITAL (63)	0		0%	20,951	(64)	0	0%

GABINO LALINDE	1,775		*	32,143	(65)	0	0%

GARETH PICKERING	2,685		*	76,108	(66)	0	0%

GARY PALMER	2,386		*	22,910	(67)	0	0%

GONZALO PODGAEZKY	0		0%	10,067	(68)	0	0%

HARRIS BERENHOLZ	0		0%	2,069	(69)	0	0%

HARRY R. WOLF	2,152	(70)	*	32,760	(71)	959	*

HILLCREST PHARMACIES LTD (72)	0		0%	37,750	(73)	0	0%

IGNACIO RUZ & REYES VELAZQUEZ	0		0%	5,033	(74)	0	0%

INNOCREATIVE CAPITAL LLC (75)	0		0%	84,050	(76)	0	0%

ITZIAR FERNANDEZ DE MENDIOLA	355		*	8,442	(77)	0	0%

JACEK KWASIEWSKI	1,194		*	11,464	(78)	0	0%

JAMES K. ROBERTSON, JR.	0		0%	75,072	(79)	0	0%

JAVIER MIGUELEZ & DOLORES GONZALEZ	976		*	17,427	(80)	0	0%

JOAN DYCK	1,193		*	11,455	(81)	0	0%

JOHN CAMPBELL ROBERTSON	0		0%	15,100	(82)	0	0%

JONATHAN FINNING	233		*	2,239	(83)	0	0%

JOSE LUIS LACRUZ & MARINA SIFUENTES DE LACRUZ	0		0%	15,100	(84)	0	0%

JOSE MANUEL RUZ & MARIA AFRICA SAMPALO	0		0%	5,033	(85)	0	0%

JUAN LAGO	1,710	*	16,423	(86)	0	0%

JUAN PINUAGA	0	0%	3,020	(87)	0	0%

JURGEN FRERIKS	1,418	*	13,616	(88)	0	0%

KAREN KNUDSON TRUST DTD 12/28/1999 (89)	2,386	*	43,605	(90)	0	0%

KATINA TEGOPOULOU & LEONIDAS TEGOPOULOS	710	*	11,851	(91)	0	0%

LEONIDAS MAVROUDIS & VASILEOS MAVROUDIS	0	0%	3,020	(92)	0	0%

LIMITLESS EARTH PLC (93)	0	0%	251,665	(94)	0	0%

LIQUID BIOPSY CENTER GMBH, GOTTINGEN (95)	10,613	*	101,880	(96)	0	0%

LONGTAIL COVE LTD. (97)	4,833	*	46,394	(98)	0	0%

LP INVISO GMBH (99)	15,552	*	149,286	(100)	0	0%

M. DWYER & CATHERINE HARDIMAN	2,386	*	73,243	(101)	0	0%

MAITANE MENDIOLA	0	0%	10,067	(102)	0	0%

MANOLITA HERRAEZ	0	0%	3,020	(103)	0	0%

MARIA LUISA GAVINO	0	0%	8,053	(104)	0	0%

MARK STEPHENSON	0	0%	7,550	(105)	0	0%

MARY CORKE	0	0%	17,916	(106)	0	0%

MARZIA CARISSIMO	0	0%	8,053	(107)	0	0%

MEI CHU	4,773	*	45,821	(108)	0	0%

MICHAEL A. FREEMAN REVOCABLE TRUST U/A DTD 12/02/2004 (109)	477	*	25,276	(110)	0	0%

MICHAL BARLOWSKI	1,193	*	11,455	(111)	0	0%

MICHAEL H. DAVIES	0	0%	5,033	(112)	0	0%

MIGUEL ANGEL ACEBES & FRANCISCA MORENO	1,331	*	22,849	(113)	0	0%

SINGER 1995 FAMILY TRUST (114)	4,773	*	301,469	(115)	0	0%

MORSAL, LLC (116)	959	*	9,210	(117)	0	0%

MURATTI TRADING S.A. (118)	0		0%	5,033	(119)	0	0%

NICOLAS SANCHEZ	0		0%	5,033	(120)	0	0%

NIGEL OXBROW & BINDY PEASE	0		0%	25,167	(121)	0	0%

NORMA MACKENZIE	0		0%	84,278	(122)	0	0%

OBERMAN/GARDNER REVOCABLE TRUST DTD 10/09/2021 (123)	0		0%	10,347	(124)	0	0%

PAUL FREIMAN (125)	1,555		*	8,759	(126)	0	0%

PAZ GOMEZ-RODULFO	0		0%	2,517	(127)	0	0%

PEDRO LAGO	1,322		*	12,691	(128)	0	0%

PETER AEGIDIUS	710		*	21,917	(129)	0	0%

PETER C. MORSE	4,773		*	46,181	(130)	0	0%

PETER L. STEIN REVOCABLE TRUST DATED OCTOBER 22, 2018 (131)	1,477		*	25,919	(132)	0	0%

PETER MEYER AND KRISTEN YOUNT	477		*	14,711	(133)	0	0%

PIERS N. PLOWMAN	0		0%	877,244	(134)	0	0%

PIOTR GALAZKA	1,396		*	13,403	(135)	0	0%

PROF. DR. BERND EIBEN	7,978		*	76,588	(136)	0	0%

PROF. DR. EKKEHARD SCHUTZ (137)	5,319		*	234,780	(138)	0	0%

RAFAEL SANCHEZ-LOZANO & ANA ISABEL VELASCO	0		0%	20,133	(139)	0	0%

RAYMOND JAMES & ASSOC. INC. CSDN FBO WILLIAM M MITCHELL RIRA	1,193		*	11,455	(140)	0	0%

RENEE B. PONDER/NONA STUCKELMAN	0		0%	10,347	(141)	0	0%

RITESH RAMESH SANGHAVI	10,296		*	10,296	(142)	0	0%

ROBERT CINNAMON	3,888		*	37,326	(143)	0	0%

ROBERT LEPPO (144)	21,137	(145)	*	10,888	(146)	10,249	*

ROCHFORD YOUNG	0		0%	20,694	(147)	0	0%

ROGER MOSS	4,773		*	45,821	(148)	0	0%

ROMIL PATEL	0		0%	15,150	(149)	0	0%

ROY DYKES	0		0%	14,093	(150)	0	0%

RUI MIGUEL LUCAS MENDES	0		0%	12,583	(151)	0	0%

S. JANE MORRILL	0		0%	17,916	(152)	0	0%

SAH DISTRIBUTION LTD (153)	458		*	4,403	(154)	0	0%

SANDRA SLANKAMENAC	0		0%	12,080	(155)	0	0%

SIMON MACNAB	3,551		*	34,087	(156)	0	0%

SIMON SKELDING	0		0%	37,750	(157)	0	0%

SOFIA BIRMAN	2,388		*	22,929	(158)	0	0%

SOKRATIS METAXATOS	0		0%	2,517	(159)	0	0%

SVEN KOSTER	1,347		*	12,933	(160)	0	0%

TERESA TACHOVSKY TRUST DTD 12/28/1999 (161)	2,386		*	43,605	(162)	0	0%

TERRY WALKER	5,011	(163)	*	4,911	(164)	100	*

THE ALAN F. MORCOS TRUST DATED 5/14/96 (165)	0		0%	20,694	(166)	0	0%

THE HAROLD S. AND VERA STEIN REVOCABLE TRUST DTD 5/17/1995 (167)	238		*	23,628	(168)	0	0%

THOMAS P. CALLAHAN	0		0%	20,695	(169)	0	0%

TIMOTHY MH DODD	935	(170)	*	4,582	(171)	458	*

VICENTE GARCIA	0		0%	10,067	(172)	0	0%

VICTORIA BIOVENTURES LTD. (173)	0		0%	100,666	(174)	0	0%

TREVIA INVEST AG (175)	0		0%	125,833	(176)	0	0%

TREVIA INVEST LIMITED (177)	7,637		*	73,314	(178)	0	0%

VORACIOUS VENTURES, INC. (179)	82,669		*	484,599	(180)	0	0%

WHITE MOVECVA LIMITED (181)	4,773		*	171,654	(182)	0	0%

WIESLAWA MAJOREK	2,360		*	22,656	(183)	0	0%

WLODZIMIERZ GAJEWSKI	2,362		*	22,681	(184)	0	0%

WOLF FOUNDATION (185)	954	*	9,164	(186)	0	0%

XINYUE GUO	2,219	*	21,304	(187)	0	0%

YALDA JAMSHIDI	0	0%	2,970	(188)	0	0%

YOKE MIN FAN	1,710	*	75,956	(189)	0	0%

BIAO HE	24,622	*	24,622	(190)	0	0%

ENCORE CLINICAL, INC. (191)	698,047	*	698,047	(192)	0	0%

ERIC PETERSON	6,155	*	6,155	(193)	0	0%

FATEMEH ZIAEI	12,311	*	12,311	(194)	0	0%

KORT PETERSON	6,155	*	6,155	(195)	0	0%

RUI MENG	111,918	*	111,918	(196)	0	0%

SURVIVORS TRUST UNDER THE ROBERT AND MARY MINER FAMILY TRUST UAD 10/2/06 AS AMENDED (197)	123,110	*	123,110	(198)	0	0%

JOHN SPEARMAN	36,398	*	475,227	(199)	0	0%

WILLIAM A. BOEGER III (200)	0	0%	7,204	(201)	0	0%

WILLIAM MITCHELL (202)	0	0%	7,204	(203)	0	0%

BERTRAM BRENIG (204)	0	0%	25,246	(205)	0	0%

JOHN DIPIETRO (206)	0	0%	300,818	(207)	0	0%

TOTAL			9,436,465	(1)

*	Less than 1%.

(1) For each selling shareholder listed in this table, we have calculated the maximum number of Resale Shares that could potentially become saleable by such selling shareholder pursuant to this prospectus, assuming certain shareholders receive the maximum number of Earnout Shares and Restructured Shares issuable to such selling shareholder under the Merger Agreement. When those individual amounts are aggregated, it suggests that the total number of our shares saleable pursuant to this prospectus is 9,436,465. However, the total number of our shares saleable pursuant to this prospectus will not exceed 8,843,318 shares because if any of the 593,147 Restructured Shares are issued to some of the selling shareholders then the same number of Earnout Shares will be deducted from other selling shareholders, who may receive cash in lieu of shares because the maximum number of our shares that we can issue under the Merger Agreement cannot exceed 7,861,000. We have already issued the Chronix Closing Shares under the Merger Agreement, and we can only issue up to 7,213,089 additional shares as Earnout Shares and/or Restructured Shares under the Merger Agreement. Therefore, some of the selling shareholders will never receive the maximum number of Earnout Shares and/or Restructured Shares listed in this table. Nonetheless, for purposes of this table, we have assumed that all of the Resale Shares issued or issuable to the selling shareholders covered by this prospectus will be sold and that the selling shareholders will not acquire any additional shares of common stock before the completion of this offering. However, as the selling shareholders can offer all, some, or none of their Resale Shares, no definitive estimate can be given as to the number of Resale Shares that the selling shareholders will ultimately offer or sell under this prospectus and the number of Resale Shares that will be held by the selling shareholders upon the termination of this offering.

(2) Calculated based on 91,459,069 shares of common stock issued and outstanding as of July 13, 2021.

(3) Consists of up to 13,086 Earnout Shares.

(4) John Adams is the Trustee of the Adams Family Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(5) Consists of up to 4,139 Earnout Shares.

(6) Christian Rocton is the President of ADV Med Holding and in such capacity has the right to vote and dispose of the securities held by such entity. The address for ADV Med Holding is 26 Avenue Christian Doppler, Bailly-Romainvilliers, France 77100.

(7) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 141,714 Earnout Shares.

(8) Consists of up to 10,067 Earnout Shares.

(9) Consists of (i) 2,281 Chronix Closing Shares and (ii) up to 95,920 Earnout Shares.

(10) Consists of (i) 477 Chronix Closing Shares and (ii) up to 4,105 Earnout Shares.

(11) Consists of (i) 7,777 Chronix Closing Shares and (ii) up to 41,389 Earnout Shares.

(12) Consists of (i) 1,166 Chronix Closing Shares and (ii) up to 10,031 Earnout Shares.

(13) Consists of up to 13,086 Earnout Shares.

(14) Consists of up to 10,067 Earnout Shares.

(15) Consists of up to 18,120 Earnout Shares.

(16) Consists of up to 17,916 Earnout Shares.

(17) Consists of up to 6,040 Earnout Shares.

(18) Consists of up to 10,067 Earnout Shares.

(19) Tonia Kaufman and Colin Roy George Christmas are the sole owners of Beaufort Nominees LTD and as such have the right to vote and dispose of the securities held by such entity. The address for Beaufort Nominees LTD is C/O Shard Wealth Management, 20 Fenchurch Street, 23rd Floor, London EC3M 3BY United Kingdom.

(20) Consists of up to 25,167 Earnout Shares.

(21) Charles B. Barlow, Jr. is the Chairman of the Board of Beheko Corp. LTD and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Beheko Corp. LTD is #305, 909-17 Avenue SW, Calgary, AB T2T 0A4, Canada.

(22) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 389,263 Earnout Shares.

(23) Dr. Dieter Neupert and Roland Ohri are the members of the Board of Benalmeda Foundation and in such capacity have the right to vote and dispose of the securities held by such foundation. The address for Benalmeda Foundation is Postrasse 2, Ruggell, Liechtenstein 9491.

(24) Consists of (i) 1,194 Chronix Closing Shares and (ii) up to 10,270 Earnout Shares.

(25) Dan McClory is the Chief Executive Officer of Boustead Company Limited and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Boustead Company Limited is 6 Venture, Suite 395, Irvine, CA 92618.

(26) Consists of up to 61,805 Chronix Closing Shares.

(27) Keith Moore is the Chief Executive Officer of Boustead Securities, LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Boustead Securities, LLC is 6 Venture, Suite 395, Irvine, CA 92618.

(28) Consists of (i) 131,630 Chronix Closing Shares and (ii) up to 61,750 Earnout Shares.

(29) Robert Leppo owns all outstanding interests in Byzantine Partners and has the right to vote and dispose of the securities held by such entity. The address for Byzantine Partners is 532 Morninghome Road, Danville, CA 94526.

(30) Consists of (i) 10,249 Chronix Closing Shares and (ii) up to 251,270 Earnout Shares.

(31) Consists of up to 8,053 Earnout Shares.

(32) Consists of up to 10,067 Earnout Shares.

(33) Consists of (i) 18,643 Chronix Closing Shares and (ii) up to 160,315 Earnout Shares.

(34) Clara J. Basile is the Trustee of the Clara Basile Living Trust DTD 5/24/06 and in such capacity has the right to vote and dispose of the securities held by such trust.

(35) Consists of (i) 2,386 Chronix Closing Shares and (ii) up to 41,225 Earnout Shares.

(36) Constance Wolf is the Trustee of the Constance Wolf Living Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(37) Consists of (i) 1,193 Chronix Closing Shares and (ii) up to 10,262 Earnout Shares.

(38) R.N. Mannix is the controlling shareholder of Coril Holdings LTD and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Coril Holdings LTD is Suite 600, 1100 1st Street SE, Calgary, Alberta T2G 1B1.

(39) Consists of up to 42,025 Earnout Shares.

(40) Wojciech Kostrzewa is the director of Cricklade Investments Ltd. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Cricklade Investments Ltd. is 4 Giro’s Passage, Suite 4, GX11 1AA Gibraltar.

(41) Consists of (i) 4,833 Chronix Closing Shares and (ii) up to 41,561 Earnout Shares.

(42) Consists of up to 5,033 Earnout Shares.

(43) Consists of up to 21,252 Earnout Shares.

(44) Consists of 82,669 Chronix Closing Shares acquired by Voracious Ventures, Inc. David R. Mackenzie is the President of Voracious Ventures, Inc. and in such capacity has the right to vote and dispose of the securities held by such entity.

(45) Consists of up to 17,916 Earnout Shares.

(46) Consists of up to 2,069 Earnout Shares.

(47) R. Allan MacKenzie is the President of Disruptive Ventures Inc. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Disruptive Ventures Inc. is 1213 Prospect Ave SW, Calgary, AB T2T 0X4, Canada.

(48) Consists of up to 17,916 Earnout Shares.

(49) Consists of up to 17,916 Earnout Shares.

(50) Consists of (i) 4,897 Chronix Closing Shares and (ii) up to 42,115 Earnout Shares.

(51) Consists of (i) 1,450 Chronix Closing Shares and (ii) up to 12,472 Earnout Shares.

(52) Consists of (i) 13,266 Chronix Closing Shares and (ii) up to 365,749 Earnout Shares.

(53) Consists of up to 29,632 Earnout Shares.

(54) Consists of (i) 1,450 Chronix Closing Shares and (ii) up to 12,472 Earnout Shares.

(55) Dr. Ralf Glaubitz was a member of the board of directors of Chronix until its acquisition by Oncocyte in April 2021.

(56) Consists of (i) 13,297 Chronix Closing Shares and (ii) up to 114,350 Earnout Shares.

(57) Consists of (i) 4,365 Chronix Closing Shares and (ii) up to 45,494 Earnout Shares.

(58) William LK Powar is the Trustee of the Powar Family Revocable Trust that controls Emerson Street Ventures and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Emerson Street Ventures is 1310 Emerson Street, Palo Alto, CA 94301.

(59) Consists of (i) 51,806 Chronix Closing Shares and (ii) up to 142,700 Earnout Shares.

(60) Consists of up to 7,550 Earnout Shares.

(61) Xiaojing Liang is the President of Enerchieve Ventures Limited and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Enerchieve Ventures Limited is 111 Yonge Blvd., Toronto, ON M5M 3H2, Canada.

(62) Consists of (i) 27,213 Chronix Closing Shares and (ii) up to 234,016 Earnout Shares.

(63) Kevin Darrel Tetzlaff is the President of First National Venture Capital Inc. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for First National Venture Capital Inc. is P.O. Box 5057, 520 6th Street, Brookings, SD 57006.

(64) Consists of up to 9,582 Earnout Shares.

(65) Consists of (i) 1,775 Chronix Closing Shares and (ii) up to 30,368 Earnout Shares.

(66) Consists of (i) 2,685 Chronix Closing Shares and (ii) up to 73,423 Earnout Shares.

(67) Consists of (i) 2,386 Chronix Closing Shares and (ii) up to 20,524 Earnout Shares.

(68) Consists of up to 10,067 Earnout Shares.

(69) Consists of up to 2,069 Earnout Shares.

(70) Consists of (i) 1,193 Chronix Closing Shares held by Harry R. Wolf and (ii) 959 Chronix Closing Shares held by Morsal, LLC. Harry R. Wolf is the President of Morsal, LLC and in such capacity has the right to vote and dispose of the securities held by such entity.

(71) Consists of (i) 1,193 Chronix Closing Shares and (ii) up to 31,567 Earnout Shares.

(72) Ila Patel is the Chief Executive Officer of Hillcrest Holdco Ltd which controls Hillcrest Pharmacies Ltd and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Hillcrest Pharmacies Ltd is C/O Shard Wealth Management, 20 Fenchurch Street, 23rd Floor, London EC3M 3BY United Kingdom.

(73) Consists of up to 37,750 Earnout Shares.

(74) Consists of up to 5,033 Earnout Shares.

(75) Michael Singer is the Trustee of the Singer 1995 Family Trust that controls Innocreative Capital LLC and in such capacity has the right to vote and dispose of the securities held by such entity.

(76) Consists of up to 84,050 Earnout Shares.

(77) Consists of (i) 355 Chronix Closing Shares and (ii) up to 8,087 Earnout Shares.

(78) Consists of (i) 1,194 Chronix Closing Shares and (ii) up to 10,270 Earnout Shares.

(79) Consists of up to 75,072 Earnout Shares.

(80) Consists of (i) 976 Chronix Closing Shares and (ii) up to 16,451 Earnout Shares.

(81) Consists of (i) 1,193 Chronix Closing Shares and (ii) up to 10,262 Earnout Shares.

(82) Consists of up to 15,100 Earnout Shares.

(83) Consists of (i) 233 Chronix Closing Shares and (ii) up to 2,006 Earnout Shares.

(84) Consists of up to 15,100 Earnout Shares.

(85) Consists of up to 5,033 Earnout Shares.

(86) Consists of (i) 1,710 Chronix Closing Shares and (ii) up to 14,713 Earnout Shares.

(87) Consists of up to 3,020 Earnout Shares.

(88) Consists of (i) 1,418 Chronix Closing Shares and (ii) up to 12,198 Earnout Shares.

(89) Karen J. Knudson is the Trustee of the Karen Knudson Trust DTD 12/28/1999 and in such capacity has the right to vote and dispose of the securities held by such trust.

(90) Consists of (i) 2,386 Chronix Closing Shares and (ii) up to 41,219 Earnout Shares.

(91) Consists of (i) 710 Chronix Closing Shares and (ii) up to 11,141 Earnout Shares.

(92) Consists of up to 3,020 Earnout Shares.

(93) Guido Contesso is the Chief Executive Officer of Limitless Earth Plc and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Limitless Earth Plc is Suite 2a1, Northside House, Mount Pleasant, Barnet, Hertfordshire, England, EN4 9EB.

(94) Consists of up to 251,665 Earnout Shares.

(95) Amedes MDL GmbH is controlled by amedes Holding GmbH, which is controlled by Antin Amedes Bidco GmbH, which is controlled by Antin Amedes Holdco GmbH, which is controlled by Antin Infrastructure Partners Luxembourg VIII S.a.r.l , which is controlled by Antin Infrastructure Partners Luxembourg VII S.a.r.l., which is controlled by various institutional investors with no ultimate beneficial shareholder holding more than 10% which controls Liquid Biopsy Center GMBG, Gottingen and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Liquid Biopsy Center GMBG, Gottingen is Nikolausberger Weg 22, Gottingen, Germany 37073.

(96) Consists of (i) 10,613 Chronix Closing Shares and (ii) up to 91,267 Earnout Shares.

(97) Christopher Roy Whittle is the President of Longtail Cove Ltd. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Longtail Cove Ltd. is PO Box FL 180, Flatts, Bermuda FLBX.

(98) Consists of (i) 4,833 Chronix Closing Shares and (ii) up to 41,561 Earnout Shares.

(99) Lothor Probit is Chief Executive Officer of LP Inviso GMBH and in such capacity has the right to vote and dispose of the securities held by such entity. The address for LP Inviso GMBH is Untere Muehlstr. 38, Heuback, Germany 73540.

(100) Consists of (i) 15,552 Chronix Closing Shares and (ii) up to 133,734 Earnout Shares.

(101) Consists of (i) 2,386 Chronix Closing Shares and (ii) up to 70,857 Earnout Shares.

(102) Consists of up to 10,067 Earnout Shares.

(103) Consists of up to 3,020 Earnout Shares.

(104) Consists of up to 8,053 Earnout Shares.

(105) Consists of up to 7,550 Earnout Shares.

(106) Consists of up to 17,916 Earnout Shares.

(107) Consists of up to 8,053 Earnout Shares.

(108) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 41,048 Earnout Shares.

(109) Michael A. Freeman is the Trustee of Michael A. Freeman Revocable Trust U/A DTD 12/02/2004 and in such capacity has the right to vote and dispose of the securities held by such trust.

(110) Consists of (i) 477 Chronix Closing Shares and (ii) up to 24,799 Earnout Shares.

(111) Consists of (i) 1,193 Chronix Closing Shares and (ii) up to 10,262 Earnout Shares.

(112) Consists of up to 5,033 Earnout Shares.

(113) Consists of (i) 1,331 Chronix Closing Shares and (ii) up to 21,518 Earnout Shares.

(114) Michael Singer is the Trustee of the Singer 1995 Family Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(115) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 296,696 Earnout Shares.

(116) Harry R. Wolf is the President of Morsal, LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Morsal, LLC is 1936 Maple Circle, West Des Moines, Iowa 50265.

(117) Consists of (i) 959 Chronix Closing Shares and (ii) up to 8,251 Earnout Shares.

(118) Stamatios Theloudis is a Director of Muratti Trading S.A. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Muratti Trading S.A. is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 c/o Stamos Theloudis, Attorney at Law, 107 Ramnoundos Street, 14234 Nealonia, Athens, Greece.

(119) Consists of up to 5,033 Earnout Shares.

(120) Consists of up to 5,033 Earnout Shares.

(121) Consists of up to 25,167 Earnout Shares.

(122) Consists of up to 84,278 Earnout Shares.

(123) William Oberman and Shirley Gardner are the Trustees of The Oberman/Gardner Revocable Trust DTD 10/09/2021 and in such capacity have the right to vote and dispose of the securities held by such trust.

(124) Consists of up to 10,347 Earnout Shares.

(125) Paul Freiman was a member of the board of directors of Chronix until its acquisition by Oncocyte in April 2021.

(126) Consists of (i) 1,555 Chronix Closing Shares and (ii) up to 7,204 Earnout Shares.

(127) Consists of up to 2,517 Earnout Shares.

(128) Consists of (i) 1,322 Chronix Closing Shares and (ii) up to 11,369 Earnout Shares.

(129) Consists of (i) 710 Chronix Closing Shares and (ii) up to 21,207 Earnout Shares.

(130) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 41,408 Earnout Shares.

(131) Peter L. Stein is the Trustee of the Peter L. Stein Revocable Trust dated October 22, 2018 and in such capacity has the right to vote and dispose of the securities held by such trust.

(132) Consists of (i) 477 Chronix Closing Shares and (ii) up to 25,442 Earnout Shares.

(133) Consists of (i) 477 Chronix Closing Shares and (ii) up to 14,234 Earnout Shares.

(134) Consists of up to 877,244 Earnout Shares.

(135) Consists of (i) 1,396 Chronix Closing Shares and (ii) up to 12,007 Earnout Shares.

(136) Consists of (i) 7,978 Chronix Closing Shares and (ii) up to 68,610 Earnout Shares.

(137) Dr. Ekkehard Schutz was the Chief Executive Officer, Chief Medical Officer and Managing Director of Chronix until its acquisition by Oncocyte in April 2021. Since the acquisition, Dr. Schutz serves as the General Manager and Chief Medical Officer of Oncocyte Europe.

(138) Consists of (i) 5,319 Chronix Closing Shares and (ii) up to 229,461 Earnout Shares

(139) Consists of up to 20,133 Earnout Shares.

(140) Consists of (i) 1,193 Chronix Closing Shares and (ii) up to 10,262 Earnout Shares.

(141) Consists of up to 10,347 Earnout Shares.

(142) Consists of 10,296 Chronix Closing Shares.

(143) Consists of (i) 3,888 Chronix Closing Shares and (ii) up to 33,438 Earnout Shares.

(144) Robert Leppo was a member of the board of directors of Chronix until its acquisition by Oncocyte in April 2021.

(145) Consists of (i) 10,888 Chronix Closing Shares held by Robert Leppo and (ii) 10,249 Chronix Closing Shares held by Byzantine Partners. Robert Leppo owns all of the issued and outstanding equity interests of Byzantine Partners and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Byzantine Partners is 532 Morninghome Road, Danville, CA 94526.

(146) Consists of 10,888 Chronix Closing Shares.

(147) Consists of up to 20,694 Earnout Shares.

(148) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 41,048 Earnout Shares.

(149) Consists of up to 15,150 Earnout Shares.

(150) Consists of up to 14,093 Earnout Shares.

(151) Consists of up to 12,583 Earnout Shares.

(152) Consists of up to 17,916 Earnout Shares.

(153) Timothy MH Dodd is a director of SAH Distribution Ltd. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for SAH Distribution Ltd. is 2 Admiral Way, Marden, Kent TN12 9FN, United Kingdom.

(154) Consists of (i) 458 Chronix Closing Shares and (ii) up to 3,945 Earnout Shares.

(155) Consists of up to 12,080 Earnout Shares.

(156) Consists of (i) 3,551 Chronix Closing Shares and (ii) up to 14,615 Earnout Shares.

(157) Consists of up to 37,750 Earnout Shares.

(158) Consists of (i) 2,388 Chronix Closing Shares and (ii) up to 20,541 Earnout Shares.

(159) Consists of up to 2,517 Earnout Shares.

(160) Consists of (i) 1,347 Chronix Closing Shares and (ii) up to 11,586 Earnout Shares.

(161) Teresa M. Tachovsky is the Trustee of the Teresa Tachovsky Trust DTD 12/28/1999 and in such capacity has the right to vote and dispose of the securities held by such trust.

(162) Consists of (i) 2,386 Chronix Closing Shares and (ii) up to 41,219 Earnout Shares.

(163) Consists of (i) 4,911 Chronix Closing Shares and (ii) 100 shares of common stock held by Terry Walker.

(164) Consists of 4,911 Chronix Closing Shares.

(165) Alan Marcos is the Trustee of The Alan F. Morcos Trust dated 5/14/96 and in such capacity has the right to vote and dispose of the securities held by such trust.

(166) Consists of up to 20,694 Earnout Shares.

(167) Harold Sigfired Stein, Jr. is the Trustee of The Harold S. and Vera Stein. Revocable Trust DTD 5/17/1995 and in such capacity has the right to vote and dispose of the securities held by such trust.

(168) Consists of (i) 238 Chronix Closing Shares and (ii) up to 23,390 Earnout Shares.

(169) Consists of up to 20,695 Earnout Shares.

(170) Consists of (i) 477 Chronix Closing Shares held by Timothy MH Dodd and (ii) 458 Chronix Closing Shares held by SAH Distribution Ltd. Timothy MH Dodd is a director of SAH Distribution Ltd. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for SAH Distribution Ltd. is 2 Admiral Way, marden, Kent TN12 9FN, United Kingdom.

(171) Consists of (i) 477 Chronix Closing Shares and (ii) up to 4,105 Earnout Shares.

(172) Consists of up to 10,067 Earnout Shares.

(173) Tomas Rudolf Iacobaeus, Jan Peter Niklas Svanlund, and Anna Linnea Kristina Seeley are directors of Victoria Bioventures Ltd. and in such capacity have the right to vote and dispose of the securities held by such entity. The address for Victoria Bioventures Ltd. is Gauggelistrasse 7, Chur CH-7000 Switzerland.

(174) Consists of up to 100,666 Earnout Shares.

(175) Roland Oehri and Christoph G. Bandyk are trustees of the ARK Foundation which controls Trevia Invest AG and in such capacity have the right to vote and dispose of the securities held by such entity. The address for Trevia Invest AG is Postrasse AG, c/o LOPAG Trust REG., Ruggell, FL-9491, Liechtenstein.

(176) Consists of up to 125,833 Earnout Shares.

(177) Roland Oehri and Christoph G. Bandyk are trustees of the ARK Foundation which controls Trevia Invest Limited and in such capacity have the right to vote and dispose of the securities held by such entity. The address for Trevia Invest Limited is Postrasse AG, c/o LOPAG Trust REG., Ruggell, FL-9491, Liechtenstein.

(178) Consists of (i) 7,637 Chronix Closing Shares and (ii) up to 65,677 Earnout Shares.

(179) David R. MacKenzie is the President of Voracious Ventures, Inc. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Voracious Ventures, Inc. is 1802, 788 - 12 Avenue SW, Calgary, AB T2R 0H1, Canada.

(180) Consists of (i) 82,669 Chronix Closing Shares and (ii) up to 401,930 Earnout Shares.

(181) K Investments Sp 200 is the controlling entity of White Movecva Limited and in such capacity has the right to vote and dispose of the securities held by White Movecva Limited. The address for White Movecva Limited is 11 Zinonos Sozou Street Flat 301, 1075 Nicosia, Cyprus, Greece.

(182) Consists of (i) 4,773 Chronix Closing Shares and (ii) up to 166,881 Earnout Shares.

(183) Consists of (i) 2,360 Chronix Closing Shares and (ii) up to 20,296 Earnout Shares.

(184) Consists of (i) 2,362 Chronix Closing Shares and (ii) up to 20,319 Earnout Shares.

(185) Abe Wolf is the Trustee of the Wolf Foundation and in such capacity has the right to vote and dispose of the securities held by such foundation. The address for the Wolf Foundation is 3101 Ingersoll Ave., Suite 300, Des Moines, Iowa 50312.

(186) Consists of (i) 954 Chronix Closing Shares and (ii) up to 8,210 Earnout Shares.

(187) Consists of (i) 2,219 Chronix Closing Shares and (ii) up to 19,085 Earnout Shares.

(188) Consists of up to 2,970 Earnout Shares.

(189) Consists of (i) 1,710 Chronix Closing Shares and (ii) up to 74,246 Earnout Shares.

(190) Consists of 24,622 Razor Resale Shares.

(191) Michael Mann is the Chief Executive Officer of Encore Clinical, Inc. and in such capacity has the right to vote and dispose of the securities held by such entity. The address for Encore Clinical, Inc. is 27709 Via Cerro Gordo, Los Altos Hills, CA 94022. Encore is a party to the following agreements with Oncocyte: (i) Exclusive Sublicense Agreement in the PRC Territory, dated December 14, 2020, by and among Razor, Oncocyte, Encore, and Burning Rock Biotech Limited; (ii) Development Agreement, dated September 30, 2019, by and among Oncocyte, Encore and Razor; (iii) Sublicense and Distribution Agreement, dated September 30, 2019, by and among Oncocyte, Encore and Razor; and (iv) Laboratory Services Agreement, dated August 15, 2015, as amended, by and among Oncocyte, Encore and Razor.

(192) Consists of 698,047 Razor Resale Shares.

(193) Consists of 6,155 Razor Resale Shares.

(194) Consists of 12,311 Razor Resale Shares.

(195) Consists of 6,155 Razor Resale Shares.

(196) Consists of 111,918 Razor Resale Shares.

(197) Mary Miner has voting control of the Survivors Trust under the Robert and Mary Miner Family Trust UAD 10/2/06 as amended and in such capacity has the right to vote and dispose of the securities held by such trust.

(198) Consists of 123,110 Razor Resale Shares.

(199) Consists of (i) 36,398 Chronix Closing Shares and (ii) up to 196,003 Earnout Shares.

(200) William A. Boeger III was a member of the board of directors of Chronix until its acquisition by Oncocyte in April 2021.

(201) Consists of up to 7,204 Restructured Shares.

(202) William Mitchell was a member of the board of directors of Chronix until its acquisition by Oncocyte in April 2021.

(203) Consists of up to 7,204 Restructured Shares.

(204) Bertram Brenig rendered consulting services to Chronix until its acquisition by Oncocyte in April 2021.

(205) Consists of up to 25,246 Restructured Shares.

(206) John DiPietro served as the Chief Financial Officer of Chronix until its acquisition by Oncocyte in April 2021. Since the acquisition, Mr. DiPietro has provided services to Oncocyte from time to time.

(207) Consists of up to 300,818 Restructured Shares.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the material terms of our common stock as provided in our (i) Articles of Incorporation, as amended (“Articles of Incorporation”), and (ii) Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to the complete text of the Articles of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of California law, our Articles of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

General

Our Articles of Incorporation currently authorizes the issuance of up to 230,000,000 shares of common stock, no par value, and up to 5,000,000 shares of preferred stock, no par value.

Common Stock

As of July 13, 2021, there were 91,459,069 shares of our common stock issued and outstanding

Each holder of record of common stock is entitled to one vote for each outstanding share owned, on every matter properly submitted to the shareholders for their vote; provided, that if any shareholder entitled to vote at a meeting at which directors are to be elected gives timely notice of their intention to cumulate votes in the election of directors, shareholders may cumulate votes for the election of directors.

Subject to any dividend rights of holders of any of the preferred stock that we may issue from time to time, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose.

Subject to the prior payment of any liquidation preference to holders of any preferred stock that we may issue from time to time, holders of our common stock are entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to the holders of our common stock in the event of the liquidation, dissolution, or winding up of our operations. Holders of our common stock do not have any preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock that may be issued in the future.

Preferred Stock

Pursuant to the Articles of Incorporation, our board of directors has the authority, without action by the Company’s shareholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of the holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, effects of the issuance of our preferred stock may include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging or preventing a third party from acquiring, or deterring a third party from paying a premium to acquire, all or a majority of our outstanding capital stock. There are no shares of preferred stock presently outstanding and we have no present plan, arrangement, or commitment to issue any preferred stock.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “OCX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Anti-Takeover Provisions of California Law, the Articles of Incorporation, and the Bylaws

Our Articles of Incorporation and Bylaws contain provisions that may make it difficult for a third party to acquire us, or for a change in the composition of our board of directors or management to occur, and may delay or prevent a change in control of our Company or changes in our management, including provisions that:

●	authorize “blank check” preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend, and other rights superior to our common stock;

●	establish an advance notice procedure with regard to nominations by shareholders of individuals for election to our board of directors;

●	provide that vacancies on our board of directors, other than vacancies created by removal of a director, may be filled by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting, or (iii) a sole remaining director; and

●	provide that special meetings of shareholders may be called at any time only by the board of directors, the Chair of the board, the President, or by shareholders of record entitled to cast not less than 10% of the votes at such meeting on the record date.

These provisions, alone or together, could discourage a party from acquiring, or make it more difficult for a party to acquire, control of us, or delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, Section 1203 of the California General Corporation Law (“CGCL”) includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, if an “interested party” makes an offer to purchase the shares of some or all of the Company’s shareholders or makes a written proposal for approval of a merger, exchange or other reorganization or for a sale of all or substantially all of the Company’s assets, an affirmative opinion must be delivered in writing to the board or each shareholder, as the case may be, as to the fairness of the consideration to be received by the shareholders prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls the Company, if the person is directly or indirectly controlled by one of the Company’s officers or directors, or if the person is an entity in which one of the Company’s officers or directors holds a material financial interest. If after receiving an offer from such an “interested party” the Company or its shareholders receives a subsequent offer from a neutral third party within the time prescribed by Section 1203, then the shareholders must be notified of this offer and afforded the opportunity to withdraw their tender or consent to the “interested party” offer. Section 1203 could make it more difficult for a third party to acquire a majority of the Company’s outstanding capital stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which the Company’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the Company or other changes in its management.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Resale Shares on any stock exchange, market, or trading facility on which the shares are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	disposition on any national securities exchange on which our common stock may be listed at the time of the sale;

●	disposition in the over-the-counter markets;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	disposition in one or more underwritten offerings in a best efforts basis or firm commitment basis;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus;

●	a combination of any such methods of sale; or

●	any other method permitted by applicable law.

We do not know of specific arrangements by the selling shareholders for the sale of their Resale Shares. The aggregate proceeds to the selling shareholders from any sale of the Resale Shares offered by them will be the purchase price of the Resale Shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of the Resale Shares to be made directly or through agents. We will not receive any of the proceeds from any such sale.

The selling shareholders and any broker-dealers or agents that participate in the sale of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders are subject to the prospectus delivery requirements of the Securities Act.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Resale Shares, or interests therein. We will bear all costs, expenses, and fees in connection with the registration of the Resale Shares. We will not be paying any underwriting discounts or commissions in this offering.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The balance sheets of Oncocyte Corporation as of December 31, 2020 and 2019, and the related statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, have been incorporated by reference into this prospectus and the registration statement in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the sale, from time to time, of the Resale Shares held by the selling shareholders named in this prospectus and any applicable prospectus supplement.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as our reports, proxy statements and other information, on the SEC’s website at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.oncocyte.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus. and should not be relied upon in connection with making an investment decision.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement:

●	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on March 19, 2021, as amended on April 30, 2021;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 17, 2021;

●	our Current Reports on Form 8-K and Form 8-K/A (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on January 21, 2021, February 2, 2021, February 3, 2021, February 4, 2021, February 5, 2021, February 25, 2021, March 1, 2021, April 19, 2021, May 21, 2021, June 1, 2021, June 14, 2021 and June 28, 2021;

●	our definitive Proxy Statement on Schedule 14A, filed with the SEC on May 21, 2021; and

●	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 1, 2021, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Resale Shares made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.oncocyte.com under the heading “Investors.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus or any prospectus supplement unless specifically incorporated herein by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus and any prospectus supplement free of charge upon request for such documents in writing or by telephone at the following address:

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Attn: Mitchell Levine

Telephone: (949) 409-7600

Email: mlevine@oncocyte.com

9,436,465 SHARES OF COMMON STOCK

PROSPECTUS

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling shareholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee		$5,580
Transfer agent’s fees and expenses	$		*
Legal fees and expenses	$		*
Printing fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous fees and expenses	$		*

Total	$		*

*	These fees and expenses depend on the securities offered and number of issuances and, accordingly, cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15.	Indemnification of Officers and Directors.

Section 317 of the CGCL authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the CGCL, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, provided, however that they shall not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

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Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s Articles of Incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law and that the Company is authorized to indemnify “agents”, as such term is defined in Section 317 of the California Corporations Code, to the fullest extent permissible under California law.

Furthermore, the Company’s Bylaws provide that the Company shall, to the maximum extent and in the manner permitted by the CGCL, indemnify each of its directors and officers against expenses (as defined in Section 317(a) of the CGCL) judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any the proceeding (as defined in Section 317(a) of the CGCL) arising by reason of the fact that such person is or was an agent (as defined in Section 317(a) of the CGCL) of the Company. Furthermore, the Company’s Bylaws provide that the Company shall, have the power, to the extent and in the manner permitted by the CGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an employee or agent of the Company. The Bylaws further provide that expenses incurred in defending any proceeding may be advanced by the Company prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in the Bylaws. The Bylaws also permit the Company to purchase and maintain insurance on behalf of any agent against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the Company would have the power to indemnify the agent under Section 317 of the CGCL.

Further, the Company maintains directors’ and officers’ liability insurance coverage.

The foregoing summary is subject to the complete text of the applicable statutes, the Articles of Incorporation and Bylaws, and is qualified in its entirety by reference to such documents.

Item 16.	Exhibits.

a)	Exhibits.

Exhibit Numbers	Exhibit Description

3.1*	Articles of Incorporation with all amendments

3.2	Amended and Restated By-Laws (Incorporated by reference to Oncocyte Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2021)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP as to the legality of the securities being registered

23.1*	Consent of OUM & Co., LLP

23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature pages to the registration statement).

*	Filed herewith.

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Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed pursuant to Rule 424(b)(3) as part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 14, 2021.

ONCOCYTE CORPORATION

By:	/s/ Mitchell Levine
Mitchell Levine Chief Financial Officer and Treasurer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mitchell Levine, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated

Signature	Title	Date

/s/ Ronald Andrews	Chief Executive Officer, President and Director	July 14, 2021
Ronald Andrews	(Principal Executive Officer)

/s/ Mitchell Levine	Chief Financial Officer	July 14, 2021
Mitchell Levine	(Principal Financial Officer)

/s/ Li Yu	Vice President and Controller	July 14, 2021
Li Yu	(Principal Accounting Officer)

/s/ Andrew Arno	Director	July 14, 2021
Andrew Arno

/s/ Melinda Griffith	Director	July 14, 2021
Melinda Griffith

/s/ Alfred D. Kingsley	Director	July 14, 2021
Alfred D. Kingsley

/s/ Andrew Last	Director	July 14, 2021
Andrew Last

/s/ Cavan Redmond	Director	July 14, 2021
Cavan Redmond

/s/ Jennifer Levin Carter	Director	July 14, 2021
Jennifer Levin Carter

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